ISSUER FREE WRITING PROSPECTUS Filed pursuant to Rule 433 Registration Nos. 333-169682, 333-169682-01 November 10, 2010

US$2,000,000

Nomura America Finance, LLC

Senior Global Medium-Term Notes, Series A

Fully and Unconditionally Guaranteed by Nomura Holdings, Inc.

Fixed to Floating Rate Notes due November 24, 2015

—	Nomura America Finance, LLC is offering fixed to floating rate notes due November 24, 2015 (the “notes”) described below. The notes are unsecured securities, and all payments on the notes are subject to our credit risk and that of the guarantor of the notes, Nomura Holdings, Inc.

Issuer:	Nomura America Finance, LLC (“we” or “us”)
Guarantor:	Nomura Holdings, Inc. (“Nomura”)
Principal Amount:

US$2,000,000 (the principal amount of the notes may be increased if we, in our sole discretion, decide to sell an additional amount of the notes on a date subsequent to the trade date but prior to the original issue date)

Interest Rate:

Fixed rate interest period: For each interest period from the original issue date to but excluding November 24, 2011, the notes will bear interest at the fixed rate of 4.00% per annum

Floating rate interest period: For each interest period from November 24, 2011 to but excluding the maturity date, the notes will bear interest at a floating rate per annum equal to 3-month USD LIBOR as of the relevant interest determination date plus a spread of 1.25%; provided, that the maximum rate of interest payable on the notes during the floating rate period is 7.00% per annum

Interest Payment Dates:	Quarterly, on February 24, May 24, August 24 and November 24 of each year, commencing February 24, 2011 and ending on the maturity date
Trade Date:	November 10, 2010
Original Issue Date:	November 24, 2010
Stated Maturity Date:

November 24, 2015. The actual maturity date for your notes may be different if adjusted for business days as described under “Description of Debt Securities and Guarantee—Business Day Conventions” in the accompanying prospectus

Day Count Convention:	30/360
Business Day Convention:	Following unadjusted
Public Offering Price:	100.00%
Minimum Initial Investment Amount:	$10,000

PS- 1

Denominations:	$1,000 and integral multiples thereof

Early Redemption:	Not redeemable

CUSIP No.:	65539AAD2

Currency:	U.S. dollars

Program:	Senior Global Medium-Term Notes, Series A

Program Ratings:(1)	Standard & Poor’s: BBB+ Moody’s: (P)Baa2 (provisional)

Listing:	The notes will not be listed on any securities exchange

Distribution Agent:	Nomura Securities International, Inc.

Calculation Agent:	Nomura Securities International, Inc.

Paying Agent and Transfer Agent:	Deutsche Bank Trust Company Americas

Clearance and Settlement:	DTC (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus)

Investing in the notes involves certain risks. You should carefully consider the risk factors beginning on page PS-6 of this free writing prospectus, under “Risk Factors” of the accompanying prospectus and incorporated by reference into the accompanying prospectus before you invest in the notes.

We expect delivery of the notes will be made against payment therefor on or about the original issue date specified above. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, as the original issue date will occur more than three business days from the trade date, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will be our unsecured obligations. We are not a bank, and the notes will not constitute deposits insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

(1)	A “BBB” rating is the fourth-highest category of S&P rating while a “+” or “-” designation shows the relative standing within the major rating categories. A “BBB” rating by S&P generally indicates that the obligor has adequate capacity to meet its financial commitments. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitments. A “(P)Baa2” provisional rating by Moody’s is in the middle of the fourth-highest category of Moody’s rating. Obligations rated Baa are subject to moderate credit risk. They are considered medium-grade and as such may possess certain speculative characteristics. The modifier “1” indicates that the obligation ranks in the higher end of its generic rating category; the modifier “2” indicates a mid-range ranking; and the modifier “3” indicates a ranking in the lower end of that generic rating category. Moody’s often assigns a provisional rating when the assignment of a final rating is subject to the fulfillment of contingencies but it is highly likely that the rating will become definitive after all documents are received or an obligation is issued into the market. Credit ratings are not a recommendation to buy, sell or hold securities and may be subject to downward revision, suspension or withdrawal at any time by the relevant rating agencies. Each rating should be evaluated independently of any other rating. Program ratings are not definitive ratings issued for a specific debt security and indicate only the rating agencies’ view of the obligor’s ability to meet its obligations.

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	Price to Public	Agent’s Commission(2)	Proceeds to Issuer
Per Note	100.00%	1.00%	99.00%
Total	$2,000,000	$20,000	$1,980,000

The price to public, agent’s commission and proceeds to issuer listed above relate to the notes we sell initially. We may decide to sell additional notes after the trade date but prior to the original issue date, at a price to public, agent’s commission and proceeds to issuer that differ from the amounts set forth above.

Nomura Securities International, Inc. will offer the notes to which this free writing prospectus relates to the public at the public offering price set forth above and to certain dealers at such price less a concession not in excess of 1.00% of the principal amount of the notes. If all of the notes are not sold at the original issue price, the distribution agent may change the offering price and the other selling terms. To the extent the distribution agent resells notes to a broker or dealer less a concession equal to the entire underwriting discount, such broker or dealer may be deemed to be an “underwriter” of the notes as such term is defined in the Securities Act of 1933, as amended. We will disclose our share of the total offering expenses, excluding underwriting discounts and commissions, in a pricing supplement to be filed in connection with the offer of the notes.

We may use this free writing prospectus in the initial sale of the notes. In addition, Nomura Securities International, Inc. or another of our affiliates may use this free writing prospectus in market-making transactions in the notes after their initial sale. Unless we inform or our agent informs the purchaser otherwise in the confirmation of sale, this free writing prospectus is being used in a market-making transaction.

Nomura Securities International, Inc. is our affiliate and, as such, has a “conflict of interest” in this offering within the meaning of NASD Rule 2720. Nomura Securities International, Inc. is not permitted to sell notes in this offering to any account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Nomura Securities International, Inc. and/or its affiliates have performed, and in the future may provide, investment banking and advisory services for us from time to time for which they have received, and expect to receive, customary fees and commissions. Nomura Securities International, Inc. and its affiliates may, from time to time, engage in transactions with, and perform services for, us in the ordinary course of business.

We have filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission, or “SEC,” for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus and any other documents relating to the securities that we or Nomura have filed with the SEC for more complete information about us, Nomura and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our central index key, or “CIK,” on the SEC website is 0001383951. Alternatively, Nomura will arrange to send you these documents if you so request by calling (212) 667-1928 or e-mailing fidsalessupport@us.nomura.com.

Nomura

(2)

The price at which you purchase the notes includes the agent’s commission, as set forth above, and includes the costs and profits that we (or one of our affiliates) expect to incur in the hedging of our market risk under the notes. See “Plan of Distribution” in the accompanying prospectus and “Additional Risk Factors Specific to Your Notes—The Inclusion in the Purchase Price of the Notes of a Selling Concession and of Our Cost of Hedging Our Market Risk Under the Notes is Likely to Adversely Affect the Value of the Notes Prior to the Maturity Date” below.

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ADDITIONAL INFORMATION

We have filed a registration statement (including a prospectus, which we refer to as the “prospectus”) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to the securities that we or Nomura have filed with the SEC for more complete information about us, Nomura and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our central index key, or “CIK,” on the SEC website is 0001383951. Alternatively, Nomura will arrange to send you these documents if you so request by calling (212) 667-1928 or e-mailing fidsalessupport@us.nomura.com.

You may access our documents on the SEC web site at www.sec.gov as follows:

—	Prospectus dated September 30, 2010:

http://www.sec.gov/Archives/edgar/data/1163653/000119312510220937/df3asr.htm

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HISTORICAL INFORMATION

Historically, the LIBOR rate has experienced significant fluctuations. Any historical upward or downward trend in the LIBOR rate during any period shown below is not an indication that the LIBOR rate is more or less likely to increase or decrease at any time during the term of the notes. Historical LIBOR rates do not give an indication of future LIBOR rates. We cannot make any assurance that future LIBOR rates will result in you receiving any interest payments on the notes. Neither we nor any of our affiliates make any representation to you as to the performance of the LIBOR rate.

The table below shows the high and low levels of the LIBOR rate for each of the complete calendar quarters of 2007 through 2010, as well as from the period from October 1, 2010, to November 10, 2010. The graph below shows the historical performance of the LIBOR rate from November 10, 2000 to November 10, 2010. The historical levels do not reflect the 1.25% spread that will apply to the interest that accrues on the notes for each interest payment period during the floating rate interest period. We obtained the historical LIBOR rates below from Bloomberg Financial Services, without independent verification.

Quarterly 3-Month LIBOR High and Low, 2007-Current

Quarter/Period— Start Date	Quarter/Period— End Date	High Closing Level	Low Closing Level
1/1/07	3/31/07	5.36%	5.33%
4/1/07	6/30/07	5.36%	5.35%
7/1/07	9/30/07	5.73%	5.20%
10/1/07	12/31/07	5.25%	4.70%
1/1/08	3/31/08	4.68%	2.54%
4/1/08	6/30/08	2.92%	2.64%
7/1/08	9/30/08	4.05%	2.79%
10/1/08	12/31/08	4.82%	1.43%
1/1/09	3/31/09	1.42%	1.08%
4/1/09	6/30/09	1.18%	0.60%
7/1/09	9/30/09	0.59%	0.28%
10/1/09	12/31/09	0.28%	0.25%
1/1/10	3/31/10	0.29%	0.25%
4/1/10	6/30/10	0.54%	0.29%
7/1/10	9/30/10	0.53%	0.29%
10/1/10	11/10/10	0.29%	0.29%

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ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus, dated September 30, 2010. You should carefully consider whether the notes are suited to your particular circumstances. Your notes are not secured debt.

Please note that in this section entitled “Additional Risk Factors Specific to Your Notes,” references to “holders” mean those who own notes registered in their own names, on the books that we, Nomura or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the notes should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

This free writing prospectus should be read together with the accompanying prospectus, dated September 30, 2010. The information in the accompanying prospectus is supplemented by, and to the extent inconsistent therewith replaced and superseded by, the information in this free writing prospectus. This section describes the most significant risks relating to an investment in the notes. We urge you to read all of the following information about all of the risks associated with the notes, together with the other information in this free writing prospectus and the accompanying prospectus before investing in the notes.

You Are Subject to Nomura’s Credit Risk, and the Value of Your Notes May Be Adversely Affected by Negative Changes in the Market’s Perception of Nomura’s Creditworthiness

By purchasing the notes, you are making, in part, a decision about Nomura’s ability to repay you the amounts you are owed pursuant to the terms of your notes. Substantially all of our assets will consist of loans to and other receivables from Nomura and its subsidiaries. Our obligations under your notes are also guaranteed by Nomura. Therefore, as a practical matter, our ability to repay you amounts we owe on the notes is directly or indirectly linked solely to Nomura’s creditworthiness. In addition, the market’s perception of Nomura’s creditworthiness generally will directly impact the value of your notes. If Nomura becomes or is perceived as becoming less creditworthy following your purchase of notes, you should expect that they will decline in value in the secondary market, perhaps substantially. If you attempt to sell your notes in the secondary market in such an environment, you may incur a substantial loss.

In addition, notes that are rated below BBB- by Standard & Poor’s or Baa3 by Moody’s are generally considered by the market to be non-investment grade securities and are deemed to be speculative investments. If Nomura’s credit rating is downgraded below these levels, there may be a significant adverse effect on the price for which you may sell your notes in the secondary market.

Because Nomura is a Holding Company, Your Right to Receive Payments on Nomura’s Guarantee of the Notes is Subordinated to the Liabilities of Nomura’s Other Subsidiaries

The ability of Nomura to make payments, as guarantor, on the notes, depends upon Nomura’s receipt of dividends, loan payments and other funds from subsidiaries. In addition, if any of Nomura’s subsidiaries becomes insolvent, the direct creditors of that subsidiary will have a prior claim on its assets, and Nomura’s rights and the rights of Nomura’s creditors, including your rights as an owner of the notes, will be subject to that prior claim.

Nomura’s subsidiaries are subject to various laws and regulations that may restrict Nomura’s ability to receive dividends, loan payments and other funds from subsidiaries. In Japan, Nomura Securities Co., Ltd., as a securities company, is required to maintain an “adjusted capital” ratio at specified levels. In the United States, Nomura Securities International, Inc. is subject to certain minimum net capital requirements and capital adequacy requirements. In the United Kingdom, Nomura International plc is regulated by the U.K. Financial Services Authority and is subject to the capital requirements of that authority. In addition,

PS- 6

certain of Nomura’s other subsidiaries are subject to securities and banking regulations and capital adequacy requirements promulgated by the regulatory and exchange authorities of the countries in which such subsidiaries operate. As a result, Nomura’s ability to receive funds from those subsidiaries may be limited, and Nomura’s ability to pay on its guarantee of the notes may also be limited.

The Inclusion in the Purchase Price of the Notes of a Selling Concession and of Our Cost of Hedging Our Market Risk Under the Notes is Likely to Adversely Affect the Value of the Notes Prior to the Maturity Date

The price at which you purchase the notes includes a selling concession (including a broker’s commission), as well as the costs that we (or one of our affiliates) expect to incur in the hedging of our market risk under the notes. Such hedging costs include the expected cost of undertaking this hedge, as well as the profit that we (or our affiliates) expect to realize in consideration for assuming the risks inherent in providing the hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your notes prior to maturity will likely be less than your original purchase price.

Floating rates of interest are uncertain and could be 0.0%

During the floating rate period, if 3-month USD LIBOR is zero on an interest rate reset date, interest will accrue on your notes at a rate of 1.25% per annum. Floating interest rates, by their very nature, fluctuate. Also, in certain economic environments, floating rates of interest may be less than fixed rates of interest for instruments with a similar credit quality and term. As a result, the return you receive on your securities may be less than a fixed rate security issued for a similar term by a comparable issuer.

The Notes Are Subject to a Maximum Floating Interest Rate, and the Interest Rate on the Notes Is Limited

The interest rate payable on your notes during the floating rate period will be the lesser of the floating interest rate and the maximum floating interest rate of 7.00% per annum. Therefore, the return you receive during any floating rate period may be less than what you would have received had you invested in a similar security not subject to the maximum floating interest rate.

There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses

The notes will not be listed on any securities exchange, and there may be little or no secondary market for the notes. Nomura Securities International, Inc. and other affiliates of ours currently intend to make a market for the notes, but they are not required to do so. Nomura Securities International, Inc. or any other affiliate of ours may stop any such market-making activities at any time. Even if a secondary market for the notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your notes in any secondary market could be substantial.

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

If you sell your notes before the maturity date, you may have to do so at a substantial discount from the issue price and as a result you may suffer substantial losses.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

In addition to our and Nomura’s creditworthiness, a number of other economic and market factors will influence the value of the notes. The following factors, which are beyond our control, may influence the market value of your notes:

PS- 7

•	supply and demand for the notes, including inventory positions with Nomura Securities International, Inc. or any other market-maker;

•	the time to maturity of the notes;

•	the level and the volatility of, or the perception of expected volatility of, the LIBOR rate;

•	interest and yield rates in the market generally and expectations about future interest and yield rates; and

•	economic, financial, political, regulatory or judicial events that affect the debt markets generally.

These factors may influence the market value of your notes if you sell your notes before maturity. If you sell your notes prior to maturity, you may receive less than the principal amount of your notes.

Non-U.S. Investors May Be Subject to Certain Additional Risks

The notes will be denominated in U.S. dollars. If you are a non-U.S. investor who purchases the notes with a currency other than U.S. dollars, changes in rates of exchange may have an adverse effect on the value, price or income of your investment.

The accompanying prospectus contains a general description of certain U.S. tax considerations relating to the notes under “United States Taxation.” If you are a non-U.S. investor, you should consult your tax advisors as to the consequences, under the tax laws of the country where you are resident for tax purposes, of acquiring, holding and disposing of the notes and receiving payments of principal or other amounts under the notes.

You Will Be Required to Accrue Interest in Excess of Interest Payments Following the Fixed Rate Period

As discussed below under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” you will be required to accrue an amount of interest in the first year of your note (i.e., the period during which it bears interest at a fixed rate) that will generally be less than the stated interest on your note in such period. Conversely, you will be required to accrue an amount of interest in the remaining years of your note that will generally exceed the stated interest on your note in such periods.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA,” or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

PS- 8

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

You should carefully consider, among other things, the matters set forth under “United States Taxation” in the accompanying prospectus. The following discussion summarizes certain U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the notes. This summary supplements the section “United States Taxation” in the accompanying prospectus and is subject to the limitations and exceptions set forth therein.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

Your notes should be treated as a variable rate debt instrument subject to the original issue discount rules for United States federal income tax purposes, and the discussion below assumes that the notes are so treated. The effect of the application of the variable rate debt instrument rules to your notes is that you will be required to accrue an amount of interest in the first year of your note (i.e., the period during which it bears interest at a fixed rate) that will generally be less than the stated interest on your note in such period. Conversely, you will be required to accrue an amount of interest in the remaining years of your note that will generally exceed the stated interest on your note in such periods.

As discussed in the accompanying prospectus under “United States Taxation—United States Holders — Original Issue Discount,” (i) you must include original issue discount, or OID, (if any) in your gross income for federal income tax purposes as it accrues (regardless of your method of accounting) and (ii) you must determine the amount of interest that is treated as qualified stated interest, or QSI, on your notes in order to determine the amount of OID in respect of a note. As discussed in the following paragraph and discussed in further detail under “United States Taxation—United States Holders—Original Issue Discount — Variable Rate Debt Securities” in the accompanying prospectus, in order to determine the amount of the QSI and OID in respect of the notes, an equivalent fixed rate debt instrument must be constructed. The equivalent fixed rate debt instrument is a hypothetical instrument that has terms that are identical to those of the notes, except that the equivalent fixed rate debt instrument provides for fixed rate substitutes in lieu of the actual rates on the notes. The amount of OID and QSI on the notes is determined for the equivalent fixed rate debt instrument under the rules applicable to fixed rate debt instruments and is generally taken into account as if the holder held the equivalent fixed rate debt instrument (subject to the adjustment to QSI described below).

The equivalent fixed rate debt instrument is constructed in the following fashion: (i) first, the initial fixed rate is replaced with a “qualified floating rate” that would preserve the fair market value of the notes, and (ii) second, each floating rate (including the floating rate determined under (i) above) is converted into a fixed rate substitute (which, in each case, will generally be the value of each floating rate as of the issue date).

If the amount you receive in a calendar year is greater than the assumed payment, the excess over the assumed amount is treated as additional QSI and will be taxable to you as ordinary income. If the amount you receive in a calendar year is less than the assumed payment, the difference will reduce the amount of QSI you are treated as receiving and will reduce the amount of ordinary income you are required to take into income. The amount of OID accruals are not subject to adjustment on account of the actual payments made in respect of a note differing from the assumed payments. Any amount you receive in an accrual period which is in excess of the sum of the OID and QSI for such period will be treated for U.S. federal income tax purposes as a return of principal.

In general, each year, your taxable income should include the amount of QSI paid or accrued (subject to the adjustments discussed above) and the annual OID accrual with respect to your notes but should not include payments made in respect of your notes that are in excess of QSI (as adjusted).

PS- 9

You will generally recognize gain or loss upon the sale or maturity of your notes in an amount equal to the difference, if any, between the fair market value of the amount of cash you receive at such time and your adjusted basis in your notes. See discussion under “United States Taxation—United States Holders—Purchase, Sale and Retirement of the Debt Securities” in the accompanying prospectus for more information.

PS-10

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of Nomura and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither Nomura nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by Nomura or any of its affiliates of any rights in connection with the notes, and no advice provided by Nomura or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh plan), and propose to invest in the notes, you should consult your legal counsel.

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SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Nomura Securities International, Inc. (the “agent”), and the agent has agreed to purchase from us, the aggregate principal amount of the notes specified on the front cover of this free writing prospectus. The agent will offer the notes to which this free writing prospectus relates to the public at the public offering price set forth on the cover page of this free writing prospectus and to certain dealers at such price less a concession not in excess of 1.00% of the principal amount of the notes. If all of the notes are not sold at the original issue price, the distribution agent may change the offering price and the other selling terms. We will disclose our share of the total offering expenses, excluding underwriting discounts and commissions, in a pricing supplement to be filed in connection with the offer of the notes.

The agent expects to purchase the notes as principal for its own account at a purchase price equal to the issue price specified on the front cover of this free writing prospectus. To the extent the agent resells notes to a broker or dealer less a concession equal to the entire underwriting discount, such broker or dealer may be deemed to be an “underwriter” of the notes as such term is defined in the Securities Act of 1933, as amended. The agent has advised us that, if it is unable to sell all the notes at the public offering price, the agent proposes to offer the notes from time to time for sale in negotiated transactions or otherwise, at prices to be determined at the time of sale.

In the future, the agent may repurchase and resell the notes in market-making transactions. For more information about the plan of distribution, the distribution agreement (of which the terms agreement forms a part) and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

The agent is our affiliate and, as such, has a “conflict of interest” in this offering within the meaning of NASD Rule 2720. The agent is not permitted to sell notes in this offering to any account over which it exercises discretionary authority without the prior specific written approval of the account holder.

The agent and/or its affiliates have performed, and in the future may provide, investment banking and advisory services for us from time to time for which they have received, and expect to receive, customary fees and commissions. The agent and its affiliates may, from time to time, engage in transactions with, and perform services for, us in the ordinary course of business.

We expect delivery of the notes will be made against payment therefor on or about the original issue date specified on the cover page of this pricing supplement. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, as the original issue date will occur more than three business days from the trade date, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

PS- 12